Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@hlth.com	jnewman@hlth.com
201-414-2002	212-624-3912
HLTH REPORTS RECEIPT OF LETTER
ELMWOOD PARK, NJ (June 19, 2008) — HLTH Corporation (Nasdaq: HLTH) today announced that, on June 18, 2008, HLTH received a letter from a law firm purporting to represent certain purported holders of HLTH’s 3 1/8% Convertible Notes due 2025 enclosing a purported “notice of default.” The letter, which was also sent to the Indenture Trustee, expresses the view that a default under the Indenture for the Notes has occurred because of (1) HLTH’s stated intention not to issue a change-of-control notice to the Notes’ holders in connection with the proposed HLTH-WebMD Health Corp. merger, and (2) HLTH’s stated intention not to adjust the Notes’ conversion rate under Section 10.06(c) of the Indenture following the proposed merger.
HLTH believes that the “notice of default” is without merit and defective because, among other reasons, the proposed merger will not constitute a change of control under the Indenture and the proposed merger will not trigger a conversion-rate adjustment under Section 10.06(c) of the Indenture. Under the HLTH-WebMD Merger Agreement, at the effective time of the merger, WebMD will assume the obligations of HLTH under the Indenture.
About HLTH
HLTH Corporation (NASDAQ: HLTH) owns 84% of WebMD Health Corp. (NASDAQ: WBMD). WebMD is the leading provider of health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. HLTH also owns Porex, a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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This press release does not constitute an offer of any securities for sale. In connection with the proposed merger, HLTH and WebMD expect to file, with the SEC, a proxy statement/prospectus as part of a registration statement regarding the proposed transaction. Investors and security holders are urged to read the proxy statement/prospectus because it will contain important information about HLTH and WebMD and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents when filed by HLTH and WebMD with the SEC at www.sec.gov or www.hlth.com or www.wbmd.com. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: the merger transaction between HLTH and WebMD (the “Merger Transaction”). These statements speak only as of the date of this press release, are based on HLTH’s current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward- looking statements. These risks and uncertainties include those relating to: changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries. Further information about these matters can be found in our Securities and Exchange Commission filings. In addition, there can be no assurances: regarding whether HLTH will be able to complete the Merger Transaction or as to the timing of such transaction. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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WebMD(R), WebMD Health(R), POREX(R) and ViPS(SM) are trademarks of HLTH Corporation or its subsidiaries.